EMEX CORPORATION
                      12600 West Colfax Avenue, Suite C-500
                               Lakewood, CO 80215


                    Notice of Special Meeting in lieu of the
                         Annual Meeting of Shareholders

To the Shareholders of
Emex Corporation:

     Please take notice that a Special Meeting in lieu of the Annual Meeting of Shareholders of Emex Corporation, a Nevada corporation (the "Company"), will be held at the Marriott West, 1717 Denver West Boulevard, Golden, Colorado 80401, on February 22, 2002, at 11:00 o'clock A.M. Mountain Standard Time, to consider and act upon the following matters:

     1. To elect four directors;

     2. To approve a proposed Employees' Incentive Stock Option Plan (the "Plan") for employees of the Company and its subsidiaries; and

     3. To conduct such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on January 31, 2002 will be entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend and to meet the management and board of directors of the Company.

                                        By Order of the Board of Directors

                                        Stuart G. Schwartz
                                        Secretary
January 25, 2002

                                 PROXY STATEMENT

                                EMEX CORPORATION
                      12600 West Colfax Avenue, Suite C-500
                               Lakewood, CO 80215

                          Shareholders Entitled to Vote

     The enclosed proxy is solicited by the board of directors of Emex Corporation (the "Company") for use at a Special Meeting (the "Meeting") in lieu of the Annual Meeting of the Shareholders of the Company to be held at the Marriott West, 1717 Denver West Boulevard, Golden, Colorado 80401, on February 22, 2002, at 11:00 o'clock A.M. Mountain Standard Time. It is anticipated that these materials will be mailed to shareholders on or about February 1, 2002.

     Holders of shares of the common stock of the Company of record at the close of business on January 31, 2002 will be entitled to vote at the Meeting or any postponement or adjournment of it.

     This Proxy Statement relates to the approval of matters that are summarized in the notice of meeting which is attached to this Proxy Statement and described in more detail herein. Shareholders who execute proxies will retain the right to revoke them at any time before they are voted by filing with the secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. A proxy, when executed and not revoked, will be voted in accordance with its terms.

     Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence or absence of a quorum but will not be considered as votes cast in determining whether a matter has been approved by the shareholders. Any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof, will not be counted as voting on a particular matter. All properly executed and unrevoked proxies, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon. All properly executed and unrevoked proxies that do not contain voting instructions will be voted for management's nominees for directors named on the proxy card accompanying this proxy statement and in favor of the proposed Employees' Incentive Stock Option Plan described in this proxy statement.

     The Company will bear the cost of the proxy solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to beneficial owners of the Company's common stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The voting securities entitled to vote at the meeting are the outstanding shares of common stock of the Company with each share entitling its owner to one vote upon each matter submitted to a vote, except that in the election of directors, as to which the articles of incorporation of the Company provide for cumulative voting, each shareholder has the right to such number of votes as is equal to the product of such shareholder's number of shares multiplied by the number of directors positions being voted upon, and each shareholder may cast all of his or her votes for one director or divide them among as many directors as such shareholder desires.

     The number of outstanding shares of the Company on January 7, 2002 was 25,111,500.

     The following table shows the beneficial ownership of the shares of the Company as of the close of business on January 7, 2002 of each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's voting securities:

                           Name                                  Amount
                           and Address                           and Nature of
Title of                   of Beneficial                         Beneficial               Percent
Class                      Owner                                 Ownership                of Class
--------                   -------------                         -------------            --------
Common            Universal Equities Consolidated, LLC           11,958,148 sh.           47.62 %
Stock             24 5th Ave., New York, NY 10011                                         See Note 1

Common            Thorn Tree Resources, L.L.C.                   13,674,594 sh.           50.88 %
Stock             888 7th Ave., New York, NY 10606                                        See Note 2

Common            Dorothy D. Eweson                              23,916,296 sh.           95.24 %
Stock             c/o Keswick Management, Inc                                             See Note 3.
                  1330 Avenue of the Americas
                  New York, NY 10019
                  Att'n. James J. Ruddy

     The following table shows the beneficial ownership of shares of each class of equity securities of the Company or any of its parents or subsidiaries by directors, by executive officers, and by directors and executive officers as a group as of January 7, 2002:

                                               Amount
                  Name of                      and Nature of
Title of          of Beneficial                Beneficial             Percent
Class             Owner                        Ownership              of Class
--------          -------------                -------------          --------

Common         Noel J. Brown                   1,472 sh.              0.01 %
Stock          Director

Common         Vincent P. Iannazzo,            11,959,977             47.62 %
Stock          Director                        See Note 1             See Note 1

Common         Milton E. Stanson,              11,961,647             47.63 %
Stock          Vice Pres., Treas. & Dir.       See Note 1             See Note 1

Common         David H. Peipers,               13,674,594             50.88 %
Stock          Director                        See Note 2             See Note 2

Common         All directors and executive     25,639,542             95.39 %
Stock          officers as a group             See Notes              See Notes
                                               1, 2 and 3             1, 2 and 3

----------
(1) Universal Equities Consolidated, LLC ("Universal") is 100 % owned by Stanson & Iannazzo, a New York partnership of which Milton E. Stanson and Vincent P. Iannazzo are the sole members. Since they both share power to control the disposition and vote of such shares, they are both deemed to have beneficial ownership of them. In addition, Mr. Stanson individually is the sole owner of 3,499 shares of the Company and Mr. Iannazzo individually is the sole owner of The Buckingham Management Group, a Nevada limited liability company which owns 1,829 shares of the Company. See Note 3.

(2) Includes 11,958,148 shares presently held of record and 1,764,448 shares that Thorn Tree Resources, LLC ("Thorn Tree") has the right to acquire upon the exercise of warrants and the conversion of debt owed to it by the Company. While the right to acquire such 1,764,448 shares renders Thorn Tree a beneficial owner of such shares within the meaning of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, Thorn Tree will not have the right to vote such shares unless and until, and to the extent that, it exercises its warrants and rights of conversion, which it has not yet done. Thorn Tree is owned by (a) David H. Peipers individually, (b) The Cornerhouse Limited Partnership, a Delaware limited partnership of which Mr. Peipers is the general partner, and (c) The Winsome Limited Partnership, a Delaware limited partnership of which Mr. Peipers is the general partner. Mr. Peipers is the manager of Thorn Tree. See Note 3.

(3) Comprised of shares referred to above which are shown on the Company's records as being owned by Universal and Thorn Tree Ms. Eweson reported on Amendment No. 1 to her schedule 13D that she is deemed to have beneficial ownership of such shares as a pledgee pursuant to Rule 13d-3. Ms. Eweson has reserved all rights and remedies in respect of certain defaulted obligations that the pledged shares secure, but reports that she has not decided on a course of action with respect thereto. Accordingly, as of the date of this proxy statement, the Company does not believe a change in control has occurred.

     None of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in any matter to be acted upon. No director of the Company has informed the registrant in writing that he intends to oppose any action to be taken by the Company. No proposals have been received from security holders.

                              ELECTION OF DIRECTORS

     The Company presently has six directors, four of whom have terms of office that are expiring at this time and who are proposed for reelection at the meeting, namely Noel J. Brown, James H. Feldhake, Frank J. Hagan, Jr. and Milton
E. Stanson, and two of whom have terms that are not expiring at this time and who will not be voted upon for reelection at the meeting, namely David H. Peipers and Vincent P. Iannazzo. Under the terms of the Company's articles of incorporation, which provide for dividing the directors into three classes, the terms of Messrs. Hagen and Peipers will expire at the first meeting after this one, the terms of Messrs. Iannazzo and Feldhake will expire at the second annual meeting after this one, and the terms of Messrs. Brown and Stanson will expire at the third annual meeting after this one, upon their respective successors being duly elected and qualified.

     If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for the persons nominated for election as directors of the Company. If a nominee should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the board of directors (or, if it does not act, the president of the Company) to replace such nominee.

     The following information is furnished as of January 25, 2002 with respect to the directors nominated for reelection, directors whose terms in office will continue after the meeting and the Company's executive officers:

                       Directors Nominated for Reelection

     Dr. Noel J. Brown, 67, a Director of the Company since August 2000 and a member of its Audit Committee, has been principally occupied for the past five years as President of the Friends of the United Nations, a non-governmental organization dedicated to advancing the cause of the United Nations by mobilizing public support on its behalf and directing public attention to its major programs and achievements, and as a lecturerer at the University of Denver. Earlier, he served as Regional Director, United Nations Environment Programme North America (UNEP), New York City. He has served the United Nations in various capacities over a period of more than thirty years, including serving as a representative at a number of major international conferences on environment and development issues and as a founding member of various organizations in that field, including the Aspen Global Change Institute, the International Council for Local Environmental Initiatives and the Rene Dubos Center for Human Environment, of which he is chairman. He received his Ph.D. degree in International Law and Relations from Yale University.

     James H. Feldhake, 51, a Director of the Company since September 2000 and Chairman of its Audit Committee, has been principally occupied for more than the past five years in practicing as a Certified Public Accountant in Denver, Colorado, as the head of Feldhake & Associates, P.C., an accounting firm of which he is the sole owner and which has a professional staff of four persons. Prior to that time he practiced as one of three partners in another firm in the Denver area, and earlier in his career was a partner at Fox & Company, a national accounting firm. He has been responsible for audits ranging from single location small audits to large multi-location engagements. His industry experience includes extractive industries, resort operations, real estate, construction, restaurant, retail and not-for-profit organizations. He received his Bachelor of Science degree in accounting from Regis College.

     Frank J. Hagan, Jr., 43, a Director of the Company since December 2000 and a member of its Audit Committee, has for more than five years been principally engaged in serving as the head of Perfectly Frank Productions, Inc., a corporation engaged in the business of producing and financially packaging international and domestic television. In the course of his career, which spans more than twenty years, he has achieved a reputation for skill at controlling costs and not permitting projects to go over budget. Among others, he has worked with or developed and budgeted productions for VH-1, Multimedia, Buena Vista, Tribune Entertainment and a number of international companies in Malaysia, Germany and France.

     Milton E. Stanson, 78, has been Vice President, Treasurer and a Director of the Company since August 2000. His principal occupation during the preceding five years was to act as an investor in and founder of several companies that were engaged in the development of natural resources, including the Company's subsidiary, North Star Exploration, Inc. ("North Star"), of which he has served as Vice President, Treasurer and a Director since its inception in 1997. He is a principal of Universal Equities Consolidated, LLC, ("Universal") which is the record owner of 47.62 percent of the outstanding shares of the Company. Earlier in his career he was engaged in the securities business and served as a Senior Vice President and Investment Account Executive at Gruntal & Company in New York for eight years. During that time he handled several special projects for the Federal Deposit Insurance Corporation. His activities also included being a lecturer in advanced courses on the American economic system that were offered by the Manhattan Institute of Management, the New York division of L'Ecole Superieure de Gestion of Paris, France. He has also served as a consultant to the United Nations on environmental matters. He is a graduate of Rollins College, where he majored in accounting.

                       Directors Whose Terms Will Continue
                       Without Being Voted Upon

     David H. Peipers, 45, a Director of the Company since August 2000, has been principally occupied for the past five years in investing, directly and through other entities in various enterprises. Among other activities, he was a co-founder and, until its sale to Liz Claiborne Inc. in 1999, chairman of Segrets, Inc., a women's sportswear company selling primarily under the Sigrid Olsen label. He is the sole manager of Thorn Tree Resources, LLC., which may be deemed the beneficial owner of 50.88 percent of the outstanding shares of the Company. He was a founder, and has been a director of North Star and Blue Star Sustainable Technologies Corporation.( "Blue Star"), another subsidiary of the Company, since their respective inceptions. He graduated from Harvard College and received his law degree from Harvard Law School, where he presently serves on the University Committee on the Environment.

     Vincent P. Iannazzo, 43, a Director of the Company since August 2000 and chairman of its Executive Committee, has been principally engaged over the past five years in acting as a founder and creator of, and investing in, companies the business of which is to explore and develop natural resources in an environmentally friendly way. He has made a proposal, which has been accepted, to Oxford University for the establishment of a center for sustainable development. He was a founder of Blue Star and North Star, and had a primary role in enabling North Star to obtain an option agreement in May 1997 with Doyon, Limited ("Doyon"), a corporation organized by native Americans, for the exploration and development of gold and other mineral rights in Alaska on lands returned to native Americans under the Native Claims Settlement Act. Together with Milton E. Stanson he is a principal of Universal Equities, LLC. which is the record owner of 47.62 percent of the outstanding shares of the Company. Earlier in his career he was active in several facets of the real estate business. He received his bachelor's degree from Pace University in New York and attended Western State College of Law in California.

     The board of directors of the Company met four times during 2000, and met once and adopted resolutions by unanimous written consent three times during 2001.

               Executive Officers of the Company and Subsidiaries

     Walter W. Tyler, 74, President and Chief Executive Officer of the Company, received a professional degree as a geological engineer from the Colorado School of Mines in 1957 and has over 40 years of experience as an exploration manager and geologist, including conducting and supervising exploration, feasibility, economic and production studies of mineral properties in the lower forty-eight states, Alaska, Canada, Mexico and a number of South American and African countries. In addition to performing technical duties, his responsibilities have included administration of technical personnel and coordination of staff and contractors. During approximately the last year and one half,, since June 2000, his principal occupation has been to serve the Company and its predecessors, serving first as president of North Star, starting in June of 2000, and then, starting in October 2000, also as President and Chief Executive Officer of the Company. During the preceding four years his principal occupation was to serve as a consultant and advisor in the mining industry, including serving as a director of Etruscan Ventures, Ltd. a company whose shares are listed on the Toronto Stock Exchange, as a director of Magma Consolidated Ventures Ltd., a company whose shares are listed on the Canadian Venture Exchange, and as a senior advisor to three substantial private international exploration companies.

     Nicholas E. Vanderborgh, 61, who holds a Ph. D degree in chemistry, is the President of Blue Star ,and has held that position for approximatelythe past three years. Prior to that time his principal occupation for over 24 years was to be employed as a scientist by the United States Government at its laboratory facilities in Los Alamos, New Mexico. where he rose to the position of chief of the team of scientists in charge of the development of fuel cell technology. He also served as President and Chief Executive Officer of the Company for a short time prior to Walter W. Tyler's accession to that position.

     Stuart G. Schwartz, 74, has served as Secretary of and legal counsel to the Company since August 2000 and at North Star since its inception in May 1997. He has been engaged in the practice of law in New York for more than forty years and early in his career served as an Assistant District Attorney of New York County. He received his law degree from the Law School of Columbia University.

                                BOARD COMMITTEES

     The Company has an audit committee composed of James H. Feldhake (who is the committee's chairman), Noel J. Brown and Frank J. Hagan, Jr., all of whom are independent directors as independence is defined in Rule 4200(a)(5) of the National Association of Securities Dealers' listing standards. A copy of the audit committee's written charter is attached to this proxy statement as Exhibit 2.

     The audit committee has (1) discussed the audited financial statements with management, (2) discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
380), (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountants's independence, and (4) based on the above mentioned review and discussions, has recommended to the board of directors that the audited financial statements be included in the Company's annual report on Form 10-KSB for the last year for filing with the Securities and Exchange Commission. The audit committee met four times during the past year.

     Aggregate fees billed by the independent auditors to the Company for services in the fiscal years ended December 31, 2000 and 2001 are as follows:

     Audit of 2000 financial statements            $58,065.64
     Review of three quarters in 2001              $27,986.04
                                                   ----------
     Total audit and review                        $86,051.68

     Other services such as projection
     research and consulting as to
     accounts payable management                     3,277.68
                                                   ----------
     Total                                         $89,329.36
                                                   ==========

     The audit committee has considered whether the independent accountant's provision of projection research and other non-audit services was compatible with the auditor's independence and has determined that it was.


     The Company has an executive committee composed of Vincent P. Iannazzo, who is the chairman, David H. Peipers and Milton E. Stanson. The executive committee is authorized to exercise the powers of the board of directors between meetings of the board. The executive committee met once in 2000 and once in 2001.

     The Company does not have a compensation committee or a nominating committee.

                       REMUNERATION AND OTHER
                       TRANSACTIONS WITH MANAGEMENT

     The following table sets forth the compensation of all individuals serving as the Company's chief executive officer ("CEO") during the fiscal year, each of the Company's four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the fiscal year, and up to two additional individuals for whom such disclosure would have been required but for the fact that the individual was not serving as an executive at the end of the fiscal year:

                           Summary Compensation Table

                                                            Annual Compensation
                                                            -------------------
                                                                                 Other Annual
Name and Principal Position               Year       Salary         Bonus        Compensation
---------------------------               ----       ------         -----        ------------
Walter W. Tyler, president and            1998       $   --         $ --         $  --
 CEO, 10/01/00 to present, and            1999       $   --         $ --         $  --
 officer of subsidiary                    2000       $ 26,000       $ --         $45,000
                                          2001       $143,000       $            $

Nicholas E. Vanderborgh                   1998       $   --         $ --         $  --
 president & CEO 8/15/00-10/01/00,        1999       $100,000       $ --         $  --
 and officer of subsidiary                2000       $148,000       $ --         $  --
                                          2001       $184,000       $            $

Harry B. Noyes                            1998       $120,000       $ --         $  --
 past officer of subsidiary               1999       $120,000       $ --         $  --
                                          2000       $ 57,000       $ --         $  --
                                          2001       $   --         $ --         $  --

Milton E. Stanson, vice president,        1998       $   --         $ --         $  --
 treasurer and director                   1999       $   --         $ --         $  --
 08/15/00 to present                      2000       $ 89,000       $            $  --

                         CERTAIN BUSINESS RELATIONSHIPS

                                Bridge Financing

     Effective October 17, 2001, the Company entered into a bridge financing arrangement (the "Bridge Financing") with Thorn Tree Resources LLC ("Thorn Tree") pursuant to which Thorn Tree agreed to loan up to six million dollars to the Company pursuant to a Secured Grid Note (the "Note"). Repayment of the Note is secured by all the assets of the Company pursuant to a general security agreement (the "General Security Agreement"). The General Security Agreement includes provisions defining defaults under other agreements of the Company as defaults under the General Security Agreement that could allow Thorn Tree to foreclose on the Company's assets. In connection with the Bridge Financing, the Company also issued warrants to purchase Common Stock to Thorn Tree pursuant to a Warrant Agreement. The Note and the Warrant Agreement are described below.

     The sole manager of Thorn Tree is David H. Peipers, a director of the Company. Prior to entering into the Note and the Warrant Agreement, Thorn Tree owned approximately 47 percent of the outstanding shares of the Company. The Note and the warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The Note

     Pursuant to the terms and conditions contained in the Note, Thorn Tree agreed to loan to the Company up to an aggregate principal amount of six million dollars through December 31, 2001, all of which had been loaned as of January 25, 2002,, with interest on the unpaid principal amount due at maturity at an annual rate of 3% over the prime rate of JP Morgan Chase & Co., compounded monthly. The Note is secured by all the assets of the Company pursuant to the General Security Agreement.

     All principal and interest outstanding under the Note is due on December 31, 2002. The outstanding balance under the Note may be prepaid by the Company at any time without penalty. The terms of the Note allow Thorn Tree to elect, in its sole discretion, to convert at any time some or all of the principal amount outstanding under the Note and any accrued interest thereon into shares of the Company's common stock at a price of seven dollars per share , subject to certain anti-dilution adjustments.

     The terms of the Note provide that the Company will not take the following actions without the consent of Thorn Tree: (1) liquidate or dissolve, (2) sell, transfer, lease or otherwise dispose of its assets and properties or grant options, warrants or other rights with respect to its property or assets, with certain exceptions, (3) purchase, redeem or retire, or make any dividend or distribution on account of, any equity and/or debt securities of the Company, except for certain dividends payable in Common Stock until June 30, 2002, (4) create, incur, assume or suffer to exist any indebtedness, with certain exceptions, (5) create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien, preference, priority or preferential arrangement on its property, revenues or assets, with certain exceptions, (6) purchase, own , invest in or acquire any stock or other securities, with certain exceptions, (7) enter into any transaction with any person or entity affiliated with the Company where the transaction is valued in excess of $50,000, and (8) issue any securities of the Company, with certain exceptions. Additionally, the Company must obtain the written consent of Thorn Tree before taking the following actions: (a) amending or extending the Option Agreement with Doyon, (b) committing to any new material expenditures in excess of $100,000, (c) settling any material litigation, and (d) hiring any new executive officers of the Company.

The Warrants

     In connection with the Bridge Financing, the Company issued to Thorn Tree warrants (the "Warrants") to purchase 50,000 shares of Common Stock, exercisable at any time until October 17, 2006, at a price of seven dollars per share, subject to certain anti-dilution adjustments. The Warrant Agreement grants Thorn Tree rights to include shares underlying Warrants in future registration statements filed by the Company.

     As of January 25, 2002, all of the $6,000,000 advanced by Thorn Tree is outstanding.. If this entire unpaid principal amount were converted by Thorn Tree into shares of Common Stock, the Company would issue a total of 878,570 shares of Common Stock to Thorn Tree.

                             Prior Shareholder Loans

     Prior to the Bridge Financing, loans were made to the Company, by Thorn Tree and Universal in May 2001 in the respective amounts of $225,000 and $200,000, and by Thorn Tree in June 2001 in the aggregate amount of $860,040. These loans will mature on July 31, 2002 and bear interest at the rate of seven percent per annum to be accrued to maturity. Prior to maturity, the loans are convertible at the election of the holder, in whole or in part, into Common Stock at the rate of ten dollars per shares, subject to certain anti-dilution adjustments. If this entire unpaid principal amount were converted into shares of common stock, the Company would issue a total of 111,216 shares to Thorn Tree.

                             Additional Recent Loan

     Effective January 23, 2002 the Company made an additional loan to Thorn Tree in the sum of $628,000 on terms with respect to interest and security which are similar to the Bridge Financing. The additional loan will mature on April 23, 2002 and, under its terms, Thorn Tree may elect, in its sole discretion, to convert at any time some or all of the principal amount outstanding on the loan and any accrued interest thereon into shares of the Common Stock at a price of $3.01 per share, subject to certain anti-dilution adjustments. If the entire unpaid principal amount of the loan were converted into shares of Common Stock, the Company would issue a total of 208,637 shares.

     In connection with the loan the Company granted Thorn Tree warrants to purchase 53,525 shares of Common Stock at a price of $3.01 per share, subject to certain anti- dilution adjustments.

                          Other Business Relationships

     Walter W. Tyler, president and chief executive officer of the Company, owns five percent of the shares of two of the Company's subsidiaries, namely Platinumm-Palladium Holdings, Inc. and Alaska Energy Fuels, Inc., both of which are engaged in the Company's mineral exploration activities in Alaska. Nicholas
E. Vanderborgh, president of the Company's Blue Star subsidiary, owns five percent of the outstanding shares of Blue Star.

     Several of the company's subsidiaries are indebted in the aggregate amount of $1,614,000 to Equistar Consolidated Holdings, LLC ("Equistar"), which is controlled by Thorn Tree and Universal, primarily for funds which were advanced to or expended for such subsdiaries by Equistar before they became subsidiaries of the Company. Such indebtedness bears interest at the rate of 7% per annum and will mature on March 31, 2002.

     The Company's secretary, Stuart G. Schwartz, is counsel to the Company. He received legal fees from the Company for the years ended December 31, 2001, 2000 and 1999 of $93,000, $58,000 and $17,500 respectively.

                     EMPLOYEES' INCENTIVE STOCK OPTION PLAN

     The second matter to be acted upon at the meeting is approval of an Employees' Incentive Stock Option Plan (the "Plan") that has been adopted by the board of directors subject to approval by the shareholders. The salient terms of the Plan are as follows:

     1. The persons eligible to participate in the Plan will be all the employees of the Company or any of its subsidiaries. The board of directors will appoint a stock option committee with authority to recommend the granting of options to specific eligible employees with the final decision as to whether or not to grant any such option being reserved for the board of directors

     2. The exercise price will be recommended by the stock option committee and determined by the board of directors but not be less than 100 percent of the fair market value of the stock at the time the option is granted, except in the case of an option granted to any person owning more than ten percent of the voting power of all classes of the Company's stock the exercise price will be not less than 110 percent of the fair market value of the stock at the time the option is granted. Unless otherwise required by applicable provisions of the Internal Revenue Code or regulations issued thereunder, fair market value at the time an option is granted will be taken to be the mean between the high and low prices of the Company's common stock on the Nasdaq Stock Market on the day the option is granted or, if no sale of such stock is made on that market on that day, on the next preceding day on which any such sale was made.

     3. The number of shares covered by each option will be recommended by the stock option committee with final decision being reserved to the board of directors, provided however, that such number of shares shall not exceed a number equal to the quotient obtained by dividing a dollar amount equal to fifteen percent of the employee's annual salary by the fair market value of the stock on the day the option is granted. If an additional option is given to an employee that has previously been granted an option under the Plan but whose salary has increased, the number of additional shares that may be optioned based upon the annual salary increase shall not exceed a number equal to the quotient obtained by dividing a dollar amount equal to fifteen percent of the increase by the fair market value per share on the date the option covering the additional shares is granted.

     4. The number of shares and the exercise price of any option granted under the Plan will be adjusted proportionally in the event of stock dividends or stock splits occurring subsequent to the granting of the option. In the event of a merger, consolidation, reorganization or other change in corporate structure, appropriate adjustment may be made by the board of directors.

     5. Each option granted under the Plan will not vest and may not be exercised until the expiration of three years after it is granted, and if an option holder's employment with the Company or any subsidiary ceases for any reason, any of such option holder's options that have not yet vested at that time will be automatically cancelled and terminated.

     6. Each unexercised vested option will expire on the earlier of five years after the date on which it became vested or six months after the cessation of the employee's employment.

     7. The options will be non-transferable, except that vested options may pass to the deceased employee's estate but will terminate six months after his death. No shares issued upon exercise of an option may be disposed of within one year after being acquired by the option holder.

     8. The Company in the future may, but has not undertaken to, cause the shares subject to the options to be registered under the Securities Act of 1933, as amended (the "Securities Act"). For both the granting of the options and the issuance of shares pursuant to the options without registration, the Company is relying upon the exemption provided by Section

4(2) of the Securities Act. If an employee desires to exercise an option before registration has taken place, such employee will be required to make a representation in writing to the Company that he or she is acquiring the shares for investment and not with a view to distribution, and that he or she is aware that the shares have not been registered and may not be resold except pursuant to an effective registration statement or an available exemption from the registration requirements of the Securities Act.

     9. The maximum number of shares availaable for grant under the plan will be one million shares.

     10 . The board of directors may at any time suspend or terminate the Plan. Unless the Plan l is terminated by the board sooner, the Plan will terminate on October 16, 2011. Suspension or termination willl not, without the option holder's consent, alter or impair any rights or obligations under any option previously granted under the Plan.

     11. The board of directors may at any time amend the Plan but, except for adjustments of the kind referred to in Paragraph 4 above, may not, without further approval of the shareholders, (a) increase the aggregate number of shares that may be issued under the Plan or the maximum number of shares for which options may be granted to any one employee, (b) change the minimum option price, (c) increase the maximum period during which options may be exercised, or
(d) extend the Plan's termination date. Any amendment of the Plan will not, without the option holder's consent, alter or impair any rights or obligations under any option previously granted under the Plan.

     12. It is intended that the options granted under the Plan will qualify as an incentive stock options within the meaning of the U.S. Internal Revenue Code.

     The Plan will be considered approved if a quorum is present at the meeting and a majority of the votes cast are in favor of such approval.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Representatives of the principal accountants for the Company are expected to be present at the meetings, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

     The board of directors knows of no other matters to be brought before this meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote in accordance with his judgment on such matters.

                        EXHIBITS TO THIS PROXY STATEMENT
                                  EXHIBIT INDEX

     1.   Charter for the Company's Audit Committee.

                   DOCUMENTS ACCOMPANYING THIS PROXY STATEMENT

     This proxy statement is accompanied by copies of the Company's report on Form 10-KSB for the year ended December 31, 2000 and the Company's report on Form 10-QSB for the period ended September 30, 2001.

                                        By Order of the Board of Directors


                                        Stuart G. Schwartz
                                        Secretary

                                    EXHIBIT 1

                   EXCERPT FROM SCHEDULE 13-D AMENDMENT NO. 1
                 FILED BY DOROTHY D. EWESON ON JANUARY 11, 2002

Item 1. Security and Issuer.

     This Amendment No. 1 amends and restates the Schedule 13D dated December 10, 2001 filed by Ms. Dorothy D. Eweson (the "Reporting Person") with respect to the common stock, par value $0.01 per share ("Common Stock"), of Emex Corporation (the "Issuer"), a Wyoming corporation. The name and address of the principal executive office of the Issuer is 115 East 57th Street, Suite 1540, New York, NY 10022.

Item 2. Identity and Background.

     (a) The person filing this statement is Mrs. Dorothy D. Eweson,

     (b) The business address of the Reporting Person is, c/o Keswick Management Inc., 1330 Avenue of the Americas, 27th Floor, New York, NY 10019, Attn. James
J. Ruddy, telephone (212) 315-8300.

     (c) The principal occupation of the Reporting Person is to invest in businesses of various kinds.

     (d) The Reporting Person has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

     (e) The Reporting Person has not, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The Reporting Person is a citizen of the United States.

Item 3. Source and Amount of Funds or Other Consideration.

     Consideration for the acquisition of the JPM Debt and the Collateral Agreements (each as defined in Item 6) of $22,056,833.34 came from the personal funds of the Reporting Person. Additionally, see response to Item 6 below.

Item 4. Purpose of Transaction.

     The purpose of the transactions by the Reporting Person is investment in debt obligations of Equistar Consolidated Holdings, LLC ("Equistar") secured by Common Stock, which obligations are in default. The Reporting Person reserves all rights and remedies in respect of such obligations and under the relevant security documents but has not decided on a course of action with respect thereto.

     Other than as described above, the Reporting Person currently has no plans or proposals that relate to or would result in further transactions of the kind described in paragraphs (a) through (j) of Item 4 of Schedule 13D, but may, at any time and from time to time, review, reconsider and discuss with the Issuer or others the Reporting Person's positions with respect to the Issuer which would thereafter result in the adoption of such plans or proposals.

Item 5. Interest in Securities of the Issuer.

     (a) The Reporting Person beneficially owns an aggregate of 22,221,876 shares of Common Stock, which represents approximately 90.7% of the outstanding Common Stock, based on the number of shares of Common Stock outstanding as reported by the Issuer on November 8, 2001.

     (b) Under the right of subrogation and the Assignment Agreement and Collateral Agreements described in Item 6 below, the Reporting Person has the sole power to direct the vote and sole power to direct the description of 22,221,876 shares of Common Stock.

     (c) The Reporting Person acquired beneficial ownership of the 22,22l,876 shares of Common Stock reported in this filing pursuant to the transactions described in Item 6. Other than such transactions, the Reporting Person has not effected any transactions with respect to Common Stock in the past sixty days.

Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer.

     The Reporting Person acquired beneficial ownership of 6,025,000 shares of Common Stock under a right of subrogation when HSBC Bank USA ("HSBC") foreclosed upon collateral that the Reporting Person had pledged to secure indebtedness of Equistar to HSBC in principal amount of $8,335,000 plus accrued interest (the "HSBC Loans")

     At the Unit of the foreclosure, the Reporting Person had a custody account with HSBC, which held securities and other forms of investment property (the "Custody Account"). To secure the payment of the HSBC Loans, the Reporting Person pledged and granted a security interest In the Custody Account pursuant to (i) a Hypothecation and Security Agreement dated as of April 25, 2000 and
(ii) a Hypothecation and Security Agreement dated as of May 9, 2000 (as such Hypothecation and Security Agreements have been amended, supplement or otherwise modified through the date hereof, the "Hypothecation Agreements") each by the Reporting Person to the HSBC.

     To further secure the payment of the HSBC Loans, Universal Equities Consolidated, LLC ("Universal") and Thorn Tree Resources, LLC ("TTR") pledged and granted a security interest in 6,000,000 shares and 25,000 shares, respectively, of Common Stock pursuant to the Stock Pledge Agreement dated as of September 29, 2000 by Universal and TTR to HSBC (as such Stock Pledge Agreement has been amended, supplemented or otherwise modified through the date hereof, the "Stock Pledge Agreement").

     On October 18, 2001, Equistar failed to repay the HSBC Loans on the their maturity date, which resulted in an event of default under the loan documents. HSBC exercised its rights and remedies under the Hypothecation Agreements and foreclosed upon the property in the Custody Account on November 28, 2001. As of that date the Reporting Person became the beneficial owner of 6,025,000 shares of Common Stock, because she acquired the rights and remedies of HSBC under the Stock Pledge Agreement, thus becoming the pledge of such shares of Common Stock under the Stock Pledge Agreement.

     The Reporting Person is not a party to the Stock Pledge Agreement, therefore the Stock Pledge Agreement has not been filed as an exhibit hereto.

     Additionally, the Reporting Person acquired beneficial ownership of 16,196,876 shares of Common Stock pursuant to an Assignment Agreement between JP Morgan Chase Bank ("JPM") and Sixth Avenue Associates LLC, a Delaware limited liability company of which the sole member is a nominee of the Reporting Person ("SAA"), dated as of December 20, 2001 (the "Assignment Agreement") in consideration for payment to JPM by SAA of $22,056,833.34.

     JPM had made a loan in the principal amount of $22,000,000 to Equistar (the "JPM Loan") in consideration for a term promissory note issued by Equistar to the order of JPM dated as of September 27, 2000 (the "JPM Note"). Universal and TTR had pledged 5,110,938 and 11,085,938 shares of Common Stock, respectively, to JPM to secure the repayment of the JPM Loan pursuant to collateral agreements by Universal and TTR to JPM, each dated as of September 29, 2000 (the "Collateral Agreements").

     On September 30, 2001, Equistar failed to repay the JPM Loan on the maturity date, which resulted In an event of default under the loan documents. On December 20, 2001, SAA acquired all right, title and interest in the JPM Loan and the interest accrued thereon and became the holder of the JPM Note and a party to the Collateral Agreements having the rights and obligations of JPM thereunder pursuant to the Assignment Agreement. As of December 20, 2001 the Reporting Person became the beneficial owner of 16,196,876 shares of Common Stock, as the pledgee of such shares of Common Stock under the Collateral Agreements.

                                    EXHIBIT 2

                             AUDIT COMMITTEE CHARTER

                             AUDIT COMMITTEE CHARTER

Organization

     There shall be a committee of the board of directors to be known as the Audit Committee. The Audit Committee shall be composed of three or more directors each of whom shall be independent of the management of the Corporation and free of any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. The members of the Audit Committee shall be designated by and serve at the pleasure of the full board of directors.

Responsibilities

     The Audit Committee shall have the following responsibilities:

     1. Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

     2. Overseeing that management has established and maintained procedures to assure that an adequate system of internal financial controls is functioning within the Corporation.

     3. Overseeing that management has established and maintained procedures to assure compliance by the Corporation with all applicable laws and regulations.

Specific Functions

     In carrying out its responsibilities the Committee will perform the following specific functions to ensure that the accounting and reporting practices of the Corporation are in accordance with all requirements and of the highest quality. Among other things, the Committee will:

     1. Review and recommend to the board of directors the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries.

     2. Confer with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion of the audit, review same and any comments or recommendations of the independent auditors.

     3. Review with the independent auditors and the Corporation's financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures and determine whether in any particular areas new or more detailed controls or procedures are desirable. Particular emphasis is to be given to the adequacy of internal financial controls to expose any payments or transactions that might be deemed illegal or otherwise improper.

     4. Review the internal audit functions performed by corporate personnel, including their independence and authority in carrying out their reporting obligations concerning same, with attention, among other things, to any proposed internal audit plans for the coming year and the coordination of such plans with the independent auditors.

     5. Review with management and the independent auditors the financial statements to be contained in the annual report to shareholders, to determine whether the independent auditors are satisfied with the disclosure and the content of such financial statements. Any changes in accounting principles are to be reviewed.

     6. Provide sufficient opportunity for corporate accounting and financial personnel and the independent auditors to meet with members of the Committee without members of management being present. Among the items to be discussed in the meetings with the independent auditors are their evaluation of the Corporation's accounting and financial personnel, and the cooperation that the independent auditors received during the course of the audit.

     7. Investigate any matter brought to the Committee's attention within the scope of its duties.

     8. Inform the board of directors of all matters discussed at, and provide it with copies of the minutes of, all meetings of the Committee.

     9. Review and assess the adequacy of this charter on an annual basis.

                                    APPENDIX

                          EMEX CORPORATION EMPLOYEES'
                          INCENTIVE STOCK OPTION PLAN

                           EMEX CORPORATION EMPLOYEES'
                           INCENTIVE STOCK OPTION PLAN

     1. Purpose.

     The purpose of the Emex Corporation Employees' Incentive Stock Option Plan ("the Plan") is to provide a means whereby employees of Emex Corporation (the "Company") and its subsidiaries may purchase shares of the Company's common stock under options which will qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options").

     2. Grant of Options.

     Options qualifying as Incentive Stock Options may be granted from time to time to employees of the Company or any of its subsidiaries to purchase the Company's common stock upon recommendation of the Company's stock option committee (the "Committee") and approval of such recommendation by the Company's board of directors (the "Board").

     3. Maximum Aggregate Number of Shares.

     The maximum aggregate number of shares for which options may be granted under the Plan shall be one million.

     4. Option Price.

     The option price shall be recommended by the Committee and determined by the Board but shall not be less than 100 percent of the fair market value of the stock at the time the option is granted, provided, however, that in the case of an option granted to any person then owning more than ten percent of the voting power of all classes of the Company's stock, the option price shall be not less than 110 percent of the fair market value of the stock at the time the option is granted. Unless otherwise required by applicable provisions of the Internal Revenue Code or regulations issued thereunder, fair market value at the time an option is granted shall be taken to be the mean between the high and low prices of the Company's common stock on the Nasdaq Stock Market on the day the option is granted or, if no sale of such stock shall be made on that market on that day, on the next preceding day on which any such sale was made.

     5. Maximum Number of Shares per Employee.

     The number of shares for which any employee may be granted options shall not exceed a number equal to the quotient obtained by dividing a dollar amount equal to fifteen percent of the employee's annual salary by the fair market value per share on the date the option is granted. The number of additional shares that may be granted after an increase in the employee's salary shall not exceed a number equal to the quotient obtained by dividing a dollar amount equal to fifteen percent of the increase by the fair market value per share on the date the option covering the additional shares is granted.

     6. Limitation.

     No employee shall be granted options which first become exercisable in any calendar year for shares having an aggregate fair market value in excess of $100,000 determined at the time of the grant. No option holder may exercise options during any calendar year for the purchase of shares having an aggregate fair market value exceeding $100,000 determined at the time of the grant except to the extent such options were first exercisable in prior calendar years.

     7. Exercise.

     Any option granted pursuant to the Plan shall contain provisions recommended by the Committee and approved by the Board setting forth the manner in which the option shall be exercised, provided, however, that no option shall vest or be exercised before the expiration of three years after the date it was granted and, if an option holder's employment with the Company or any subsidiary ceases for any reason, any of such option holder's options that have not yet vested at that time will be automatically cancelled and terminated.

     8. Expiration.

     Any unexercised vested option (i.e. an option that has been held for at least the three year period specified in Section 7 above and has not been terminated under the provisions of that section) will expire on the earlier of five years after the date it became vested (i.e. eight years after the date of its grant) or six months after the cessation of the option holder's employ- ment for any reason.

     9. Nontransferability.

     Any option granted under the Plan shall contain a provision making the option nontransferable by the option holder (except, in the case of a vested option, to his estate upon his death for the six months period referred to in
Section 8 above), and making the option exercisable only by the option holder during his lifetime. The option shall further provide that no shares acquired by exercise of the option shall be disposed of within one year after the transfer of such shares to the option holder.

     10. Adjustments.

     The number of shares covered by and the option price under any option granted under the Plan shall be adjusted proportionally in the event of stock dividends or stock splits occurring subsequent to the granting of the option, and a proportional adjustment shall likewise be made in the respective maximums referred to in Sections 3 and 5 above. If there shall be any change in the Company's stock which is the subject of an option as the result of a merger, consolidation, reorganization or other change in corporate structure, appropriate adjustment may be made by the Board in the number of shares subject to and the option price under such option, as well as in the respective maximums referred to in Sections 3 and 5 above. If the surviving entity is an entity other than the Company, the Board may direct that, instead of shares of the Company's common stock, the option shall thenceforth, for the same aggregate option price, cover securities of the surviving entity having substantially the same fair market value as the Company's common stock that was previously subject to the option.

     11. Investment Representation.

     Unless and until the shares underlying any option shall have been registered in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), each option holder shall be required at the time, and as a condition, of any exercise of an option, to give the Company a representation in writing, in such form as the Committee or the Board may require, that such option holder is acquiring the shares as to which the option is being exercised for investment and not with a view to distribution, and that such option holder is aware that such shares may not be resold except pursuant to an effective registration statement under the Securities Act or an available exemption from its registration provisions.

     12. Effective Date of Plan.

     The Plan shall become effective on such date as the Board shall determine, provided, however, that within twelve months after the Board's adoption of the Plan it shall be approved by a majority vote at a duly called meeting of the shareholders at which a quorum is present or by the written consent of the holders of a majority of all the shares issued and outstanding and entitled to vote on the matter. The Company shall, as and when appropriate, comply with all legal requirements for the issuance of shares pursuant to the exercise of options under the Plan, and procure the listing of such shares, upon official notice of issuance thereof, on the Nasdaq Stock Exchange or such other stock exchange or stock exchanges upon which the Company's common Stock shall be listed.

     13. Suspension or Termination of the Plan.

     The Board may at any time suspend or terminate the Plan. Unless the Plan shall have been sooner terminated by the Board, the Plan shall terminate on October 16, 2011. No option may be granted during any such suspension or after termination. Suspension or termination shall not, without the option holder's consent, alter or impair any rights or obligations under any option previously granted under the Plan.

     14. Amendment of the Plan.

     The Board may at any time amend the Plan in such respects as the Board may deem advisable in order that options granted under the Plan shall be Incentive Stock Options, or in order to conform to any change in the law, or in any other respect which the Board may deem to be in the best interest of the Company, provided, however, that no such amendment shall, without further approval of the shareholders, except as provided in Section 10 above, (a) in- crease the aggregate number of shares that may be issued under the Plan or the maximum number of shares for which options may be granted to any one employee, (b) change the minimum option price, (c) increase the maximum period during which options may be exercised, or (d) extend the Plan's termination date. Any amendment of the Plan shall not, without the option holder's consent, alter or impair any rights or obligations under any option previously granted under the Plan.


                                      -o0o-

Emex Corporation   PROXY                This proxy is solicited on behalf of the
12600 West Colfax Ave. Suite C-500      Board of Directors
Lakewood, CO 80215
                                        The undersigned hereby appoints Walter
                                        W. White, Joy Mosley and James Lincoln
                                        as Proxies, each with the power to
                                        appoint his or her substitute, and
                                        hereby authorizes them to represent and
                                        to vote, as designated below, all the
                                        shares of common stock of Emex
                                        Corporation held of record by the
                                        undersigned on January 31, 2002 at the
                                        special meeting in lieu of the annual
                                        meeting of shareholders to be held on
                                        February 22, 2002 or any adjournment
                                        thereof.

1. ELECTION OF DIRECTORS         FOR all nominees listed below |_|                          WITHHOLD AUTHORITY |_|
                                (Except as incated to the contrary below)         (To vote for any of the nominees listed)

INSTRUCTION: To withhold authoritly to vote for any individual nominee, strike out that nominee's name.

NOMINEES: Noel J. Brown, James H. Feldhake, Frank J. Hagan, Jr., Milton E.
          Stanson


2.   PROPOSAL TO APPROVE THE EMPLOYEE INCENTIVE STOCK OPTION PLAN

     |_|   FOR                 |_|   AGAINST                 |_|   ABSTAIN

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all nominees and in favor of Proposal 2.


Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing
                                        as attorney, as executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If a corporation,
     [LABEL 1 X 3-1/2 inches]           please sign in full corporate name by
                                        President or other authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.

DATED: ______________________, 2002
                                               ---------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THE         Signature
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.                                      ---------------------------------
                                               Signature if held jointly